Exhibit (h)(9)

AMENDMENT NO. 4

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Series Fund, Inc.)

Thrivent Financial for Lutherans (“TFL”) and Thrivent Series Fund, Inc. (“Corporation”) hereby agree that, (i) effective April 28, 2017, the “Thrivent Low Volatility Equity Portfolio” and the “Thrivent Multidimensional Income Portfolio” shall each be deemed a “Fund” under the terms of the Administrative Services Agreement dated January 1, 2009 between TFL and the Corporation, and (ii) effective January 1, 2017, the first sentence of Item 3 of the Administrative Services Agreement, dated January 1, 2009 between TFL and the Corporation, is amended to read as follows:

For receiving Services under this Agreement, whether such Services are provided by TFL, its affiliates or other vendors, the Corporation will pay TFL an annual fee (the “Fee”) equal to (a) 0.019 percent (0.019%) of each Fund’s average daily net assets (the “Variable Portion”), plus (b) a fixed fee of $80,000 per Fund.

A revised Exhibit A is attached hereto.

THRIVENT SERIES FUND, INC.

By	/s/ David S. Royal
David S. Royal
President

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Russell W. Swansen
Russell W. Swansen
Chief Investment Officer

EXHIBIT A

(Effective April 28, 2017)

1.	Thrivent Aggressive Allocation Portfolio
2.	Thrivent Moderately Aggressive Allocation Portfolio
3.	Thrivent Moderate Allocation Portfolio
4.	Thrivent Moderately Conservative Allocation Portfolio
5.	Thrivent Partner Healthcare Portfolio
6.	Thrivent Partner Emerging Markets Equity Portfolio
7.	Thrivent Real Estate Securities Portfolio
8.	Thrivent Small Cap Stock Portfolio
9.	Thrivent Small Cap Index Portfolio
10.	Thrivent Mid Cap Stock Portfolio
11.	Thrivent Mid Cap Index Portfolio
12.	Thrivent Partner Worldwide Allocation Portfolio
13.	Thrivent Partner All Cap Portfolio
14.	Thrivent Large Cap Growth Portfolio
15.	Thrivent Partner Growth Stock Portfolio
16.	Thrivent Large Cap Value Portfolio
17.	Thrivent Large Cap Stock Portfolio
18.	Thrivent Large Cap Index Portfolio
19.	Thrivent Growth and Income Plus Portfolio
20.	Thrivent Balanced Income Plus Portfolio
21.	Thrivent High Yield Portfolio
22.	Thrivent Diversified Income Plus Portfolio
23.	Thrivent Income Portfolio
24.	Thrivent Opportunity Income Plus Portfolio
25.	Thrivent Limited Maturity Bond Portfolio
26.	Thrivent Bond Index Portfolio
27.	Thrivent Money Market Portfolio
28.	Thrivent Low Volatility Equity Portfolio
29.	Thrivent Multidimensional Income Portfolio